Period Ended June 30, 2004

John Hancock Investment Trust

John Hancock Large Cap Equity Fund
Series - 1
NAV per share - Class C $13.99
NAV per share - Class C $14.97


John Hancock Balanced Fund
Series -  2
NAV per share - Class C $11.17
NAV per share - Class I $11.18
Dividends from net investment income
Per share - Class C 0.0576
Per share - Class I 0.1294

John Hancock Sovereign Investors Fund
Series -  3
NAV per share - Class C        $18.87
NAV per share - Class I        $18.89
NAV per share - Class R        $18.90
Dividends from net investment income
Per share - Class I              0.1067
Per share - Class R              0.0138

John Hancock Fundamental Value Fund
Series -  4
NAV per share - Class C         $9.85

John Hancock Strategic Growth Fund
Series -  5
NAV per share - Class C         $9.32